Exhibit 10.1

BRE PROPERTIES, INC.

RESTRICTED STOCK

AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”), dated as of «Month_and_Day_of_Grant», «Year_of_Grant» (the “Grant Date”), is entered into by and between BRE Properties, Inc., a Maryland Corporation (the “Company”), and «Name» (“Employee”).

BACKGROUND

The Company and Employee have entered into an «Employment_Agreement» (the “Employment Agreement”), which provides that, at the discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), Employee is eligible to receive long term incentive awards.

The Company has established the 1999 BRE Stock Incentive Plan, as amended (the “Plan”), to provide, among other things, for the grant of long-term incentive Awards in the form of Shares.

The Committee has determined that Employee be granted an Award under this Agreement in the form of Shares in accordance with the Plan and on the terms and conditions and subject to the restrictions stated below which shall lapse to the extent the applicable service conditions or performance conditions have been satisfied and become fully vested as provided herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. Terms of Plan. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan and the Information Statement with respect to the Plan. Employee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2. Main Grant of Shares. Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Sections 3, 4 and 5, the Company hereby grants to Employee three separate grants totaling «Main_Grant_Alpha» («Main_Grant_Numeric») Shares under the Plan which number of Shares shall be subject to adjustment pursuant to Sections 10 and 11. The Shares shall be deemed “Restricted Shares” under the Plan. Shares shall not include Reserve Performance Shares (as defined in Section 4.4(a) below) unless and until granted in accordance with Section 4.4(a). The three separate grants are made up of the following:

2.1. Time Vesting Share. A grant of «Time_Vest_Alpha» («Time_Vest_Numeric») Shares (the “Time Vesting Shares”) which will vest as provided in Section 3.

2.2. Performance Shares ST. A grant of «Performance_Grant_ST_alpha» («Performance_Grant_ST_numeric») Shares (the “Performance Shares ST”) which will vest as provided in Section 4.

2.3. Performance Shares LT. A grant of «Performance_Grant_LT_alpha» («Performance_Grant_LT_numeric») Shares (the “Performance Shares LT”) which will vest as provided in Section 4 and which consist of:

(a) «Performance_Grant_MC_alpha» («Performance_Grant_MC_numeric») Shares hereinafter called MC Shares; and

(b) «Performance_Grant_PB_alpha» («Performance_Grant_PB_numeric») Shares hereinafter called PB Shares.

3. Time Vesting of Shares. The Time Vesting Shares shall, subject to Employee’s continuous employment with the Company through the applicable vesting date, vest ratably over five (5) years from the Grant Date, twenty percent (20%) on each anniversary of the Grant Date.

4. Performance Shares.

4.1. Definitions. For the purposes of this Agreement the following terms shall have the following meaning:

(a) “Aggregate Vesting Contribution LT” shall mean the sum of the Vesting Contribution for each of the Goals LT.

(b) “Aggregate Vesting Contribution ST” shall mean the sum of the Vesting Contribution for each of the Goals ST.

(c) “Core FFO” shall mean BRE’s core funds from operations as reported by BRE for the year ended December 31, «xxYear_of_Grant_Numeric» as adjusted for the timing of the sale of Summerwind (or a replacement sale), other non-budgeted capital events, and any other adjustments as determined by the Committee necessary to make Core FFO as determined for the year ended December 31, «xxYear_of_Grant_Numeric» comparable to core funds from operations per the original budget for such year.

(d) “Forward Multiple” shall mean with respect to BRE or any member of the Peer Group, the consensus funds from operations for the year after the LT Determination Date as published by First Call (or, if First Call is no longer publishing such information, as published by another source providing similar information as reasonably selected by the Committee) as of the LT Determination Date divided by the Stock Price as of the LT Determination Date.

(e) “G&A” shall mean the general and administrative expenses of BRE as reported by BRE for the year ended December 31, «xxYear_of_Grant_Numeric» as adjusted for expenses required to be included in general and administrative expenses that relate to non-budgeted capital events and any other adjustments as determined by the Committee necessary to make G&A as determined for the year ended December 31, «xxYear_of_Grant_Numeric» comparable to general and administrative expenses per the original budget for such year.

(f) “Goal” shall mean any of the Goals LT or Goals ST.

(g) “Goals LT” shall mean the performance goals for Relative TSR/Peer Group, Forward Multiple, and NAV Premium, set forth on Exhibit A.

(h) “Goals ST” shall mean the performance goals for Core FFO to Budget and G&A/Revenue set forth on Exhibit A.

(i) “Good Cause” shall have the meaning set forth in the Employment Agreement.

(j) “Good Reason” shall have the meaning set forth in the Employment Agreement.

(k) “Maximum” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Maximum” on Exhibit A.

(l) “NAV Premium” shall mean, with respect to BRE or any member of the Peer Group, the average of the premium or discount to NAV of the research firms of Citigroup, ISI and GreenStreet (or if one of those no longer covers BRE or a member of the Peer Group, then with respect to that particular entity, another top rated research firm as reasonably selected by the Committee) as published in their analysis dated closest to and after the LT Determination Date.

(m) “Peer Group” shall mean Apartment Investment and Management Company, AvalonBay Communities, Inc., Camden Property Trust, Colonial Properties Trust, Inc., Essex Property Trust, Inc., Equity Residential, Home Properties, Inc., Mid-America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc., provided that, if the stock of any one or more of such entities is no longer publically traded during the Performance Period then such entity or entities shall be dropped from the Peer Group.

(n) “Peer Group Total Return” shall mean the sum of the Shareholder Return for each of the members of the Peer Group during the Performance Period by (ii) the number of entities in the Peer Group during the Performance Period. .

(o) “Performance Period” shall mean, for all Goals LT other than Relative TSR/Peer Group, the period of time from January 1, «Year_of_Grant» to and including December 31, «Year_4» unless an earlier date for the end of the Performance Period is determined pursuant to any other provision of this Agreement and for Relative TSR/Peer Group shall mean the period from March 1, «Year_of_Grant» to and including December 31, «Year_4» unless an earlier date for the end of the Performance Period is determined pursuant to any other provision of this Agreement.

(p) “LT Determination Date” shall mean December 31, «Year_4».

(q) “Retirement Conditions” shall mean for any Employee that the Employee has satisfied all of the following:

(i) Employee’s employment with the Company terminates as a result of retirement on or after Employee has reached the Retirement Age;

(ii) Employee has provided the Committee with not less than 12 months’ advance written notice of his or her retirement date; and

(iii) Employee has been in continuous employment with the Company from the date on which the notice in (ii) above was given until the date on which Employee’s retirement has occurred and such retirement shall not have occurred sooner than the date specified in such notice.

For purposes of clarity, if Employee’s employment with the Company terminates for any reason prior to the retirement date specified in the notice in (ii) above, the Retirement Conditions shall not have been met.

(r) “Relative TSR/Peer Group” shall mean the percentage of the Company’s total Shareholder Return during the Performance Period to the Peer Group Total Return during the Performance Period.

(s) “Reserve Contribution” s shall mean, for any particular Goal, if the Goal achieved as of the relevant determination date for such Goal is

(i) less than or equal to the Target, then zero,

(ii) greater than the Target and less than or equal to the Maximum, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the proportion that the Goal achieved as of the Performance Vesting Date is between the Target and the Maximum, or

(iii) greater than the Maximum, then the Weighting Factor of such Goal.

(t) “Revenue” shall mean the operating revenue of BRE as reported by BRE.

(u) “Shareholder Return” shall mean, for any period, the percentage increase in value to a shareholder if such shareholder had acquired the common stock in the applicable entity at the Stock Price on the first day of the Performance Period, reinvested any dividends paid on such stock at the Stock Price on the ex-dividend date and sold the stock on the last day of the Performance Period at the Stock Price, all in accordance with the methodology used to compute the RMS Total Return, provided if such methodology changes then the method of determining Shareholder Return shall be modified to match such methodology as closely as possible.

(v) “ST Determination Date” shall mean December 31, «Year_of_Grant».

(w) “Stock Price” shall mean, for a given day, with respect to BRE, the closing price of a Share as of the end of such day and, with respect to a member of the Peer Group, the closing price for the common stock or other most widely and regularly traded equity interest in such member of the Peer Group as of the end of such day.

(x) “Target” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Target” on Exhibit A.

(y) “Threshold” shall mean, with respect to a Goal, the performance metric associated with that Goal under the column labeled “Threshold” on Exhibit A.

(z) “Vesting Contribution” shall mean (i) for any particular LT Goal, if the Goal achieved as of the LT Determination Date and (ii) for any particular ST Goal, the Goal achieved as of the ST Determination Date is

(i) less than the Threshold, then zero,

(ii) greater than or equal to the Threshold and less than the Target, then the product of (x) the Weighting Factor of such Goal multiplied by (y) the sum of (i) 50% plus (ii) the product of (A) the proportion that the Goal achieved as of the Performance Vesting Date is between the Threshold and the Target multiplied by (B) 50%,

(iii) greater than or equal to the Target, then the Weighting Factor of such Goal.

(aa) “Weighting Factor” shall mean, with respect to a Goal, the percentage associated with that Goal under the column labeled “Weighting Factor” on Exhibit A.

4.2. Vesting of Performance Shares ST.

(a) The Performance Shares ST shall, subject to Sections 5 and 6, vest on each anniversary of the Grant Date provided that Employee has not terminated employment with the Company before the date on which such Shares are vesting. The number of Performance Shares ST that vest on each such date shall be equal to twenty five percent (25%) of the Performance Shares ST multiplied by the Aggregate Vesting Contribution ST,

(b) The Vesting Contribution shall be determined for each of the Goals ST as of the ST Determination Date as soon as all of the information reasonably necessary for determining the Vesting Contribution is available. If any of the information reasonably necessary for determining the Vesting Contribution is not available through the end of the year in which the ST Determination Date occurs and is not expected to be available within 60 days of the ST Determination Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 4 as though such information represented the information for the full year.

(c) The Committee shall have sole responsibility for determining and shall certify the computation of the Vesting Contribution for each Goal and the amount of Performance Shares ST that shall vest pursuant to this Section 4.2.

4.3. Vesting of Performance Shares LT.

(a) The Performance Shares LT shall, subject to Sections 5 and 6, vest on the fourth anniversary and fifth anniversary of the Grant Date provided that Employee has not terminated employment with the Company before date on which such Shares are vesting. The number of Performance Shares LT that vest on each such date shall be equal to fifty percent (50%) of the Performance Shares LT multiplied by the Aggregate Vesting Contribution LT.

(b) The Vesting Contribution for each of the Goals LT shall be determined as of the LT Determination Date as soon as all of the information reasonably necessary for determining the Vesting Contribution is available. If any of the information reasonably necessary for determining the Vesting Contribution is not available through the end of the relevant Performance Period prior to the year in which the Performance Vesting Date occurs and is not expected to be available within 60 days of the LT Determination Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 4 as though such information represented the information for the full year ending with the end of the Performance Period for such Goal.

(c) The Committee shall have sole responsibility for determining and shall certify the computation of the Vesting Contribution for each Goal and the amount of Performance Shares LT that shall vest pursuant to this Section 4.3.

4.4. Grant and Issuance of Reserve Performance Shares.

(a) The Committee has reserved for issuance to Employee up to «Reserved_Shares_Alpha» («Rserved_Shares_Numeric») Shares (the “Reserve Performance Shares”) in the event a Goal exceeds Target (as adjusted for any stock splits, stock dividends, reclassifications or similar events) to be granted and issued to Employee pursuant to this Section 4.4. If pursuant to the Committee’s determination pursuant to Section 4.2 it is determined that any Goal ST achieved as of the ST Determination Date or, any Goal LT achieved as of the LT Determination Date is greater than the Target for such Goal, then the Committee shall grant, as soon as practicable after the date such determination is finalized to Employee a number of the Reserve Performance Shares equal to the product of (x) the sum of the Reserve Contribution for each Goal multiplied by (y) the number of Reserve Performance Shares multiplied by (z) with respect to a Goal ST, the ST Percentage (as defined below) and with respect to a Goal LT, the LT Percentage (as defined below). The “ST Percentage” shall equal the percentage obtained by dividing (i) the Performance Shares ST by (ii) the sum of Performance Shares ST plus Performance Shares LT. The “LT Percentage” shall equal one hundred percent (100%) minus the ST Percentage. The Reserve Performance Shares to be granted pursuant to this Section 4.4(a) based upon any Goal ST exceeding Target shall vest twenty-five percent (25%) on the first anniversary of the Grant Date and twenty-five percent (25%) on each anniversary thereafter until all such Shares have vested, but only if Employee has not terminated employment with the Company before such anniversary of the Grant Date with respect to Shares that would vest on or after such termination of employment. All such Reserve Performance Shares granted based upon any Goal ST exceeding target shall, upon grant, be treated for all purposes the same as Performance Shares ST, including vesting upon termination or retirement, payment of dividends, restriction on transfer and legends on any certificates issued for such shares. The Reserve Performance Shares to be granted pursuant to this Section 4.4(a) based upon any Goal LT exceeding Target shall vest fifty percent (50%) on the fourth anniversary of the Grant Date and fifty percent (50%) on the fifth anniversary of the Grant Date, but only if Employee has not terminated employment with the Company before such anniversary of the Grant Date with respect to Shares that would vest on or after such termination of employment. All such Reserve Performance Shares granted based upon any Goal LT exceeding target shall, upon grant be treated for all purposes the same as Performance Shares LT, including vesting upon termination or retirement, payment of dividends, restriction on transfer and legends on any certificates issued for such shares.

(b) If Employee shall be entitled to receive any Reserve Performance Shares, then the Company shall, promptly after such shares vest issue to Employee a stock certificate (or identify issuance in book entry form) representing the number of Reserve Performance Shares determined in accordance with Section 4.4(a) (the “Reserve Certificate”). The Reserve Certificate (or book entry as the case may be) shall not have endorsed thereon, or be subject to, the legend set forth in Section 7 and the Company shall not retain or otherwise escrow or withhold the Reserve Certificate from Employee pursuant to this Agreement.

(c) Employee shall have no rights as a shareholder (including voting rights or rights to dividends) with respect to any Reserve Performance Shares until such time as they are granted pursuant to Section 4.4(a).

4.5. Limitation on Total Value of MC Shares. In determining the total Performance Shares LT and Reserve Performance Shares to be issued, if the value (computed as hereinafter described, the “Computed MC Value”) of the number of Performance Shares LT that would vest based upon the Vesting Contribution of the Relative TSR/Peer Group plus the number of Reserve Performance Shares granted based upon the Reserve Contribution of the Relative TSR/Peer Group as of the end of the Performance Period (such resulting sum, the “Provisional MC Shares”) exceeds three times the value (determined as hereinafter described, the “Maximum MC Value”) of the MC Shares as of the Grant Date, then the number of Performance Shares LT and/or Reserve Performance Shares shall be reduced by a number of Shares equal to (i) the Computed MC Value minus the Maximum MC Value divided by (ii) the Stock Price on the LT Determination Date. The Computed MC Value shall be the result obtained by multiplying the number of Provisional MC Shares by the Stock Price on the LT Determination Date and the Maximum MC Value shall be the result obtained by multiplying the MC Shares by three times the Stock Price on the Grant Date.

4.6. Recoupment. If Employee’s Employment Agreement, as of the date of any restatement, provides for recoupment of any previously paid compensation related to a restatement, then all Shares received pursuant to this Agreement shall be subject to such recoupment as provided in any policy adopted by Company to comply with applicable laws, regulations or requirement of the stock exchange(s) upon which Company’s securities are listed and shall not be fully and finally earned for purposes of federal and state wage and hour laws until the applicable recoupment period has expired.

5. Vesting of Shares Upon Change in Employment Status.

5.1. Termination Without Cause, Resignation With Good Reason, Retirement, or Upon Death or Disability.

(a) Notwithstanding Sections 3 and 4, if prior to the last date on which any Shares granted could vest, Employee’s employment with the Company is terminated by Employee due to Good Reason or by the Company for other than Good Cause, or due to death or Disability, then effective as of the date of such termination:

(i) if such termination occurs before the LT Determination Date, the number of Performance Shares LT that shall vest pursuant to Section 4 and the number of Reserve Performance Shares that will be issued based upon the Goals LT will be computed in accordance with Section 4 using as the LT Determination Date, the last day of the quarter ending on or before the Employee’s termination or retirement date and multiplying the number of Shares that would thereby vest by a fraction the numerator of which is the number of whole quarters between January 1, “Year_of_Grant” and the date of such termination and the denominator of which is sixteen (16);

(ii) if such termination occurs before the ST Determination Date, the number of Performance Shares ST that shall vest pursuant to Section 4 and the number of Reserve Performance Shares that will be issued based upon the Goals ST will be computed in accordance with Section 4 using as the ST Determination Date, the last day of the quarter ending on or before the Employee’s termination or retirement date and multiplying the number of Shares that would thereby vest by a fraction the numerator of which is the number of whole quarters between January 1, “Year_of_Grant” and the date of such termination and the denominator of which is four (4);

(iii) only if (i) or (ii) applies the number of Earned Dividend Shares relating to such subsection (i) or (ii) as the case may be, that vest will equal the number determined pursuant to Section 10 using the Vesting Contributions as computed in (i) and/or (ii) whichever are applicable,

(iv) all unvested Time Vesting Shares shall vest;

(v) if the termination occurs on or after the ST Determination Date, all unvested Performance Shares ST (and any unvested Reserve Performance Shares treated in the same manner as Performance Shares ST as provided in Section 4.4(a)) and the unvested Earned Dividend Shares issued based upon the Performance Shares ST shall vest; and

(vi) if the termination occurs on or after the LT Determination Date, all unvested Performance Shares LT (and any unvested Reserve Performance Shares treated in the same manner as Performance Shares LT as provided in Section 4.4(a)) and the unvested Earned Dividend Shares issued based upon the Performance Shares LT shall vest.

(b) Notwithstanding Sections 3 and 4, if prior to the last date on which any Shares granted could vest, Employee’s employment with the Company is terminated by Employee due to his/her retirement on or after the Retirement Age (as defined in the Plan), then effective as of the date of such termination:

(i) if such termination occurs before the LT Determination Date, the number of Performance Shares LT that shall vest pursuant to Section 4 and the number of Reserve Performance Shares that will be issued based upon the Goals LT will be computed in accordance with Section 4 using as the LT Determination Date, the last day of the quarter ending on or before the Employee’s termination date and multiplying the number of Shares that would thereby vest by a fraction the numerator of which is equal to the sum of (A) the number of whole quarters between January 1, “Year_of_Grant” and the date of such termination plus (B) the product of the number of whole quarters between the retirement date and December 31, “3 Years After Year_of_Grant” multiplied by the “Retirement Vesting Percentage” (as defined in Section 5.3) and the denominator of which is sixteen (16);

(ii) if such termination occurs before the ST Determination Date, the number of Performance Shares ST that shall vest pursuant to Section 4 and the number of Reserve Performance Shares that will be issued based upon the Goals ST will be computed in accordance with Section 4 using as the ST Determination Date, the last day of the quarter ending on or before the Employee’s termination or retirement date and multiplying the number of Shares that would thereby vest by a fraction the numerator of which is equal to the sum of (A) the number of whole quarters between January 1, “Year_of_Grant” and the date of such termination plus (B) the product of the number of whole quarters between the retirement date and December 31, “ Year_of_Grant” multiplied by the Retirement Vesting Percentage and the denominator of which is four (4);

(iii) only if (i) or (ii) applies the number of Earned Dividend Shares relating to such subsection (i) or (ii) as the case may be, that vest will equal the number determined pursuant to Section 10 using the Vesting Contributions as computed in (i) and/or (ii) whichever are applicable,

(iv) all unvested Time Vesting Shares multiplied by the Retirement Vesting Percentage shall vest;

(v) if the termination occurs on or after the ST Determination Date, all unvested Performance Shares ST (and any unvested Reserve Performance Shares treated in the same manner as Performance Shares ST as provided in Section 4.4(a)) and the unvested Earned Dividend Shares issued based upon the Performance Shares ST shall vest; and

(vi) if the termination occurs on or after the LT Determination Date, all unvested Performance Shares LT (and any unvested Reserve Performance Shares treated in the same manner as Performance Shares LT as provided in Section 4.4(a)) and the unvested Earned Dividend Shares issued based upon the Performance Shares LT shall vest.

5.2. Termination for Cause or Resignation Without Good Reason. Notwithstanding Sections 3 and 4, if Employee’s employment with the Company is terminated by the Company for Good Cause or Employee resigns without Good Reason prior to the Performance Vesting Date, all of the then-unvested Shares and any right to any Reserve Performance Shares shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares or any Reserve Performance Shares.

5.3. Retirement Vesting Percentage. The Retirement Vesting Percentage shall mean the percentage determined pursuant to the following table as adjusted as indicated thereafter:

Age at Retirement	Retirement Vesting Percentage
55	0%
56	20%
57	40%
58	60%
59	80%
60 and higher	100%

provided, however, that if Employee’s age at retirement is between the yearly increments set forth in the table above, the Retirement Vesting Percentage shall be increased based on the number of full months of the Employee’s age between the yearly increments at the rate of 1.667% for each such full month (the result rounded to the nearest one one-hundredth of a percent). For example, if the Employee’s age at retirement is 58 years and 6 months, the Retirement Vesting Percentage will be 70%; if the Employee’s age at retirement is 58 years and 8 months, the Retirement Vesting Percentage will be 73.34%.

5.4. Termination Following a Change of Control. If within 12 months after the effective date of a Change of Control (as defined in the Employment Agreement) Employee’s employment with (i) the Company, (ii) an affiliate of the Company (as such term is defined in the Exchange Act) or (iii) such entity that the Company has merged or consolidated with or an affiliate (as such term is defined in the Exchange Act) of such entity (such entity or affiliate in (i), (ii) or (iii), the “Continuing Employer”) is terminated by Employee for Good Reason or by the Continuing Employer without Good Cause, then, notwithstanding Sections 3, 4 and 10, 100% of the then-unvested Shares (including unvested Time Vesting Shares, Performance Shares LT and Performance Shares ST), all Reserve Performance Shares that are to be treated the same as Performance Shares ST and all Earned Dividend Shares that would have been issued as of such date had such date been the date for issuing Earned Dividend Shares with respect to either Performance Shares LT or Performance Shares ST shall automatically vest on the date of such termination of employment, provided, however, that, if prior to such termination the Shares shall have been exchanged or converted into the right to receive other securities, cash or property, whether pursuant to a merger, consolidation or sale of all or substantially all of the assets of the Company (a “Conversion Event”), then each Share that could vest pursuant to this Section 5.4 shall immediately after such Conversion Event represent the right to receive such other securities, cash or property that Employee would have received or been entitled to had such Shares been outstanding immediately prior to such Conversion Event. Employee and Company agree that any termination of Employee’s Employment Agreement with the Company attendant to any Change in Control in which Employee is, in connection with such Change in Control, hired as an employee of a Continuing Employer and retains substantially the same economic rights as contained in this Agreement shall not be deemed a termination of Employee’s Employment Agreement with a Continuing Employer for purposes of this Section 5.4 unless Employee resigns following the Change of Control for Good Reason.

6. Restrictions Period. The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.” Until a Share becomes vested in accordance with Section 3, 4 or 5, neither such Share nor any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way at any time (including, without limitation, by operation of law) other than (i) to the Company or its assignees or (ii), after written notice to the Company identifying the transferee to the reasonable satisfaction of the Company, to an intervivos or testamentary trust for the benefit of the Employee and/or the Employee’s spouse during the Employee’s life or to such other person or persons (individually or as trustee or trustees of a trust), for estate planning or gifting purposes, as the Committee may specifically approve. Any permitted transferee of Shares or any interest therein shall be required as a condition of such transfer to agree in writing, in form satisfactory to the Company, that it shall receive and hold such Share or interest subject to the provisions of this Agreement, including but not limited to the forfeiture provisions hereof. For purposes of this Agreement, the term “Employee” shall include such a permitted transferee when appropriate in settlement thereof. Company shall have no obligation to deliver Shares until the tax withholding obligations of the Company have been satisfied by Employee.

7. Legend. All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

8. Retention of Certificate. The certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company. The Shares may also be held in a restricted book entry account in the name of Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to Employee, provided that, if the number of the Shares ultimately vested in Employee as of the Vesting Determination Date is different than the Grant Amount, then the certificate originally issued shall be cancelled and a new certificate representing the number of the Shares that have vested in Employee shall be delivered to Employee and all of the unvested Shares outstanding immediately after the Vesting Determination Date shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company and Employee shall have no further rights with respect to any of such unvested Shares.

9. Employee Shareholder Rights. During the Restriction Period, Employees who are in continuous service with the Company shall have all of the rights of a shareholder with respect to unvested Shares except that Employee shall have no right to transfer the Shares other than to the limited extent set forth in Section 6 and the right to receive dividends with respect to the Performance Shares shall be modified and subject to vesting as provided in Section 10. Employee shall have the right (i) to vote all Shares other than, prior to the ST Determination Date, the Earned Dividend Shares issued based upon the Performance Shares ST and, prior to the Performance Vesting Date, Earned Dividend Shares issued based upon the Performance Shares LT and (ii) to receive dividends on (A) all Time Vesting Shares and, (B) from and after the ST Determination Date, all Performance Shares ST, Reserved Performance Shares to be treated as Performance Shares ST and all Earned Dividend Shares issued with respect to the Performance Shares ST, and (C) from and after the Performance Vesting Date, all Performance Shares LT, Reserved Performance Shares to be treated the same as Performance Shares LT and all Earned Dividend Shares issued with respect to Performance Shares LT such dividends to be paid on the date of payment of dividends as declared by the Company (each a “Payment Date”), provided that the Employee’s employment with the Company has not terminated prior to the Payment Date.

10. Dividends on Performance Shares and Reserve Performance Shares. If the Company shall declare a cash dividend on Shares at any time during the Performance Period with respect to Performance Shares LT, or prior to the ST Determination Date with respect to Performance Shares ST, then the Performance Shares LT or the Performance Shares ST, as the case may be, shall not receive such dividend; however, the number of Shares subject to this Agreement shall be increased by and the Company shall issue to Employee (subject to Section 8) immediately after such dividend a number of Shares equal to (x) the amount of cash dividends that would otherwise have been payable with respect to each Performance Share LT and Performance Shares ST granted to Employee pursuant to this Agreement, had they been vested and free of restrictions on the Payment Date divided by (y) the closing price of a Share on the applicable Payment Date The number of incremental Shares which are so issued by virtue of this Section 10 (the “Earned Dividend Shares”) shall be treated separately from the Performance Shares LT prior to the LT Determination Date and the Performance Shares ST prior to the ST Determination Date and are issuable in lieu of any cash dividend on the Performance Shares LT prior to the LT Determination Date and, prior to the ST Determination Date on the Performance Shares ST. Earned Dividend Shares issued on the Performance Shares LT shall vest on the same dates and in the same percentage as the Performance Shares LT in an amount equal to the Aggregate Vesting Contribution LT, multiplied by (Y) the Earned Dividend Shares issued on the

Performance Shares LT. Earned Dividend Shares issued on the Performance Shares ST shall vest on the same dates and in the same percentages as the Performance Shares ST in an amount equal to the Aggregate Vesting Contribution ST multiplied by (Y) the Earned Dividend Shares issued on the Performance Shares ST. If, at any time, it is determined that any Reserve Performance Shares are to be granted and/or issued, then Earned Dividend Shares shall be granted and/or issued as though such Reserve Performance Shares were Performance Shares ST or Performance Shares LT, as the case may be and shall for all purposes be treated as Earned Dividend Shares granted and/or issued with respect to Performance Shares ST or Performance Shares LT, as the case may be. Prior to (i) the ST Determination Date with respect to Earned Dividend Shares issued with respect to the Performance Shares ST and (ii) the LT Determination Date with respect to Earned Dividend Shares issued with respect to the Performance Shares LT, no dividends shall be payable on Earned Dividend Shares, Employee shall have no right as a shareholder with respect to the Earned Dividend Shares nor shall the provisions of this Section 10 relating to increasing the number of shares based upon dividend payments on the Performance Shares LT and Performance Shares ST apply to such Earned Dividend Shares. After the ST Determination Date with respect to Earned Dividend Shares granted with respect to Performance Shares ST and Reserve Performance Shares granted based upon the Goals ST and After the LT Determination Date with respect to Earned Dividend Shares granted with respect to Performance Shares LT and Reserve Performance Shares granted based upon the Goals LT shall be entitled to receive dividends and otherwise be treated as any other Shares granted pursuant to this Agreement.

11. Changes in Capitalization. Awards shall be subject to adjustment as provided in Section 6.4 of the Plan.

12. Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares or any grant or issuance of Reserve Performance Shares or Earned Dividend Shares hereunder. Employee in accordance with procedures, if any, as may be established from time to time by the Committee, all such withholding tax obligation shall be satisfied by having the Company retain from Shares otherwise deliverable having a fair market value equal to the Company’s minimum withholding obligation.

13. Fractional Shares. The Company shall not be required to deliver any fractional Shares that may vest or become issuable pursuant to this Agreement or record or issue any fractional Share that may be issuable pursuant to Section 10 or 11. In lieu of any delivery, recordation or issuance of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, subject to recording or issuable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the Stock Price at such time multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

14. Miscellaneous.

14.1. 83(b) Election. Employee understands that Section 83(a) of the Code, taxes as ordinary income the fair market value of the Shares as of the date that such Shares vest in accordance with this Agreement. Employee understands that Employee may elect to be taxed at the time that Shares are granted, rather than when and as vesting occurs, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of the grant of the Shares. Employee understands that, if an 83(b) Election is made, an additional copy of such 83(b) Election is required to be filed with his/her federal income tax return for the calendar year in which the grant occurs and must also provide a copy to the Company. Employee acknowledges and understands that it is the Employee’s sole decision, obligation, and responsibility whether or not to file such 83(b) Election, and neither the Company nor the Company’s legal or financial advisors shall have any obligation or responsibility with respect to such filing nor shall the Company or the Company’s legal or financial advisors have any obligation or responsibility with respect to the Employee’s decision to make or not make an 83(b) election. Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, or state in which the Employee may reside.

14.2. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

14.3. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

14.4. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

14.5. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company and neither alters Employee’s at-will status.

14.6. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expense.

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14.7. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

14.8. Acknowledgement Regarding SOX Section 304. If Employee is the Chief Executive Officer, President or Chief Financial Officer, Employee acknowledges that the Shares that may vest, the Reserve Performance Shares that may be granted pursuant to this Agreement and the Earned Dividend Shares may be subject to forfeiture or Employee may be required to reimburse the Company for the value of such Shares, Reserve Performance Shares, or Earned Dividend Shares, if applicable, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under federal securities law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	EMPLOYEE

«Signature»	«Name»
«Title»

EXHIBIT A

GOALS AND PERFORMANCE METRICS